Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-271219) of Alliance Entertainment Holding Corporation (the Company) of our report dated September 19, 2024, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Miami, Florida

September 19, 2024